Exhibit 99:4 CAPITAL ONE FINANCIAL CORPORATION
Consolidated Statements of Income
(in thousands, except per share data)(unaudited)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2001	2001	2000	2001	2000
Interest Income:
Consumer loans, including fees	$620,866	$617,889	$511,886	$1,238,755	$1,000,823
Securities available for sale	33,942	28,234	22,845	62,176	47,579
Other	2,408	3,750	1,776	6,158	3,552
Total interest income	657,216	649,873	536,507	1,307,089	1,051,954

Interest Expense:
Deposits	155,479	146,961	63,619	302,440	115,739
Other borrowings	43,825	43,900	46,914	87,725	88,368
Senior notes	87,842	83,293	62,016	171,135	130,392
Total interest expense	287,146	274,154	172,549	561,300	334,499
Net interest income	370,070	375,719	363,958	745,789	717,455
Provision for loan losses	202,900	250,614	151,010	453,514	277,535
Net interest income after provision for loan losses	167,170	125,105	212,948	292,275	439,920

Non-Interest Income:
Servicing and securitizations	572,591	543,791	282,640	1,116,382	553,398
Service charges and other customer-related fees	407,412	406,134	374,706	813,546	715,938
Interchange	93,673	74,851	53,461	168,524	96,531
Total non-interest income	1,073,676	1,024,776	710,807	2,098,452	1,365,867

Non-Interest Expense:
Salaries and associate benefits	342,076	325,716	236,618	667,792	471,454
Marketing	268,709	231,200	211,560	499,909	413,498
Communications and data processing	72,906	75,292	72,933	148,198	143,755
Supplies and equipment	74,780	73,603	58,167	148,383	110,441
Occupancy	31,349	31,302	27,250	62,651	52,542
Other	200,496	181,134	135,736	381,630	260,494
Total non-interest expense	990,316	918,247	742,264	1,908,563	1,452,184
Income before income taxes	250,530	231,634	181,491	482,164	353,603
Income taxes	95,203	88,021	68,966	183,224	134,369
Net income	$155,327	$143,613	$112,525	$298,940	$219,234

Basic earnings per share	$0.74	$0.70	$0.57	$1.44	$1.11
Diluted earnings per share	$0.70	$0.66	$0.54	$1.36	$1.05
Dividends paid per share	$0.03	$0.03	$0.03	$0.05	$0.05